                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

             THE FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):
[x]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

                  -------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------

         (5)      Total fee paid:

                  -------------------------------------------------------------


[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  -------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------

         (3)      Filing Party:

                  -------------------------------------------------------------

         (4)      Date Filed:

                  -------------------------------------------------------------

             THE FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.
                  51 WEST 52ND STREET, NEW YORK, NEW YORK 10019


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                                                  April __, 2000


To the Stockholders:


         A Special Meeting of Stockholders of The Foreign & Colonial Emerging Middle East Fund, Inc. (the "Fund") will be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York on the 30th floor, on Monday, June 12, 2000, at 11:00 a.m., for the purposes of considering and voting upon:

         1.  Approval of a Plan of Liquidation and Dissolution of the Fund.

         2.  Any other business that may properly come before the meeting.

         The close of business on May 1, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         The Board of Directors of the Fund has determined that it is advisable and in the best interests of the Fund's stockholders to recommend the liquidation and dissolution of the Fund. At its December 1998 meeting, the Board adopted a resolution providing that if the average weekly discount of the Fund's shares for the fiscal year ending October 31, 2000 were equal to or greater than 15%, the Board expected that it would submit to stockholders a proposal to liquidate the Fund at the following annual meeting of stockholders, absent unusual market or other conditions existing at that time. As a result of the continued discount to net asset value at which the Fund's shares trade and the approval by more than 91% of a stockholder resolution calling for the Board to allow stockholders to realize net asset value for their shares as soon as practicable, the Board has re-examined the premises of its 1998 resolution on the issue of the Fund's discount and decided to accelerate the time frame for allowing stockholders to realize net asset value. To this end the Board has determined that it is advisable and in the best interests of the Fund's stockholders to recommend the liquidation and dissolution of the Fund. Although the Board of Directors believes that the Fund's long-term performance has been positive and that the Fund's investment adviser, Foreign & Colonial Emerging Markets Limited ("FCEM"), continues to have the capacity to effectively manage Middle Eastern investment portfolios, the Board has determined that it is advisable to liquidate the Fund in order to allow stockholders to realize net asset value for their shares as soon as practicable. Accordingly, if stockholders vote to approve the Plan of Liquidation and Dissolution, as soon as practicable after that vote the Fund's portfolio will be liquidated, its affairs will be wound up, and the liquidation proceeds will be distributed pro rata to stockholders. Due to the inherent relative illiquidity of the securities in the Fund's portfolio and the markets in which the Fund invests, the distributions to stockholders of their liquidation proceeds will occur in at least two or more stages.

         The Board of Directors believes that the proposal set forth in the Notice of Meeting for the Fund is important and recommends that you read the enclosed materials carefully and then vote for the proposal. The stockholders present at the Special Meeting will have an opportunity to ask questions about the Plan of Liquidation and Dissolution.

         Your vote is important. PLEASE TAKE A MOMENT NOW TO SIGN AND RETURN YOUR PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. If we do not receive your executed proxy card(s), you may receive a telephone call from our proxy solicitor, Innisfree M&A Incorporated, reminding you to vote.


                                                         Respectfully,


                                                         Karen J. Clarke
                                                         President and Secretary

-------------------------------------------------------------------------------
IMPORTANT: TO AVOID UNNECESSARY EXPENSE OF FURTHER SOLICITATION, WE URGE YOU TO COMPLETE THE ENCLOSED PROXY CARD, DATE AND SIGN IT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, REGARDLESS OF HOW LARGE OR HOW SMALL YOUR HOLDINGS MAY BE. IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE FIRM ASSISTING US IN SOLICITING PROXIES, INNISFREE M & A INCORPORATED, TOLL FREE AT 1-888-750-5834.
-------------------------------------------------------------------------------

                      INSTRUCTIONS FOR SIGNING PROXY CARDS


The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Fund involved in validating your vote if you fail to sign your proxy card properly.


1. Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.

2. Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration.

3. All Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

                                  REGISTRATION

         CORPORATE ACCOUNTS                              VALID SIGNATURE

         (1) ABC Corp. ..................................ABC Corp.
         (2) ABC Corp. ..................................John Doe, Treasurer
         (3) ABC Corp. ..................................John Doe
                    c/o John Doe, Treasurer
         (4) ABC Corp. Profit Sharing Plan...............John Doe, Trustee

         TRUST ACCOUNTS

         (1) ABC Trust...................................Jane B. Doe, Trustee
         (2) Jane B. Doe, Trustee........................Jane B. Doe
                u/t/d 12/28/78

         CUSTODIAL OR ESTATE ACCOUNTS

         (1) John B. Smith, Cust. .......................John B. Smith
                 f/b/o John B. Smith, Jr. UGMA
         (2) John B. Smith...............................John B. Smith, Jr.,
                                                         Executor

             THE FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.
                  51 WEST 52ND STREET, NEW YORK, NEW YORK 10019

                               -------------------

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with a solicitation by the Board of Directors of The Foreign & Colonial Emerging Middle East Fund, Inc. (the "Fund") of proxies to be used at the Special Meeting of Stockholders of the Fund (the "Special Meeting") to be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York on the 30th floor, on Monday, June 12, 2000 at 11:00 a.m. (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April ____, 2000. Stockholders who execute proxies retain the right to revoke them in person at the Special Meeting or by written notice received by the Secretary of the Fund at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR Proposal 1. The close of business on May 1, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Each stockholder is entitled to one vote for each full share and an appropriate fraction of a vote for each fractional share held. On the record date there were 2,807,169 shares of Common Stock outstanding.

         In the event that a quorum is not present at the Special Meeting, or in the event that a quorum is present but sufficient votes to approve or reject the proposal are not received, the persons named as proxies may propose one or more adjournments of the Special Meeting to a date not more than 120 days after the original record date to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Special Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR or AGAINST any such proposal in their discretion. A stockholder vote may be taken on the proposal in this proxy statement prior to any such adjournment if sufficient votes have been received for approval or rejection. Under the By-Laws of the Fund, a quorum is constituted by the presence in person or by proxy of the holders of record of at least a majority of the outstanding shares of Common Stock of the Fund entitled to vote at the Special Meeting.

         Approval of Proposal 1 requires the affirmative vote of a majority of the Fund's outstanding shares of capital stock, because abstentions and Broker Non-Votes do not count as votes cast with respect to the Proposal. The effect of abstentions and Broker Non-Votes is the same as a vote against Proposal 1. "Broker Non-Votes" refers to proxies received by the Fund which are returned on behalf of shares held in the name of a broker or nominee, but which are not voted with respect to the Proposal because the broker or nominee has not received voting instructions from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

         Foreign & Colonial Emerging Markets Limited ("FCEM"), whose principal business address is Exchange House, Primrose Street, London, England EC2A 2NY, is the Fund's investment adviser. Mitchell Hutchins Asset Management Inc., whose principal business address is 51 West 52nd Street, New York, New York 10019, is the Fund's administrator.

         The Fund will furnish, without charge, a copy of the Fund's most recent Annual Report to any stockholder upon request. A stockholder who wishes to request a copy of the report may do so by calling Innisfree M & A Incorporated toll free at 1-888-750-5834.












                  [rest of this page intentionally left blank]

                                   PROPOSAL 1:
                 APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION


         The Fund proposes to liquidate its assets and dissolve pursuant to the provisions of the Plan of Liquidation and Dissolution of the Fund (the "Plan") as recommended and declared advisable by the Board of Directors at a meeting held on March 27, 2000. The Board has determined that the orderly liquidation of the Fund's assets is advisable and has directed that the Plan be submitted for consideration by the stockholders of the Fund. The Plan provides for the complete liquidation of all of the assets of the Fund, the payment by the Fund of all known obligations, including the expenses of the liquidation, and the receipt by stockholders of one or more distributions equal to their pro rata portion of the net assets of the Fund, together with accrued and unpaid dividends and distributions. If the Plan is approved by the Fund's stockholders, FCEM will cease to manage the Fund's assets in accordance with the Fund's investment objective and policies and instead will undertake to liquidate the Fund's assets on such terms and conditions as FCEM shall determine to be reasonable and in the best interests of the Fund and its stockholders. It is anticipated that it will take an extended period of time to sell the Fund's portfolio securities and distribute the resulting cash, less expenses of liquidation, to stockholders. A copy of the Plan is attached to this Proxy Statement as Exhibit A, and the description of the Plan in this Proxy Statement is qualified in its entirety by reference to Exhibit A.

         In the event the Plan is not approved by the requisite stockholder vote, the Board of Directors will consider what other action, if any, should be taken.


I.  BACKGROUND

         The Board of Directors has, over the past several years, discussed the significance of the existence of the discount to net asset value at which the Fund's shares have traded on the New York Stock Exchange and the impact on stockholders of the discount. The Board has discussed and considered various alternative strategies to address the discount, including instituting share repurchases, tender offers, converting to an open-end format (including merging with an open-end fund), adopting an interval fund format, or liquidation.

         In particular, the Board reviewed and considered the full range of alternatives available to the Fund in depth during discussions of the discount issue at meetings of the Board of Directors held in May and October 1997, April, July, October and December 1998, January and October 1999, and at two meetings in March 2000. At the above-mentioned meetings, the Board of Directors conducted a thorough examination of issues related to the Fund's discount. Following an intensive study, at its December 8, 1998 meeting, the Board unanimously adopted a resolution that if the average weekly discount of the Fund's shares for the fiscal year ending October 31, 2000 were equal to or greater than 15%, the Board expected that it would submit to stockholders a proposal to liquidate the Fund at the following annual meeting of stockholders, absent unusual market or other conditions existing at that time.

         The Board's decision at the time of its December 1998 resolution was based on the Fund's historically positive performance and FCEM's belief that Middle East issuers would continue to provide long-term growth opportunities. The Board considered that liquidation would terminate the opportunity for the Fund's stockholders to have a diverse investment in a region of relatively illiquid markets. In addition, the

Board considered the need to balance the long-term nature of an investment in the Fund (and the relatively illiquid markets in which the Fund invests) against the interests of stockholders in realizing close to the full value of their shares at some point.

         The Board subsequently maintained that the end of the Fund's fiscal year 2000 was the most appropriate and practical time to recommend whether or not to liquidate the Fund, taking into consideration (a) the relative illiquidity in the emerging markets in which the Fund invests; (b) the concern of investors about potential problems in emerging markets as a result of the Year 2000 ("Y2K") computer problem that could explain the reluctance of investors to invest in the securities of Middle Eastern issuers; and (c) the state of the peace process in the Middle East, which in FCEM's view was encouraging.

         At the time the Board made this decision, it considered the full range of alternatives available for dealing with the discount -- including, as discussed, share repurchase programs, tender offers and open-ending the Fund. With respect to open-ending, the Board concluded that such action was not advisable and not in the best interests of stockholders for several reasons. The Board determined that it would face substantial difficulties were it to try to open-end the Fund because of the Fund's size and the relative illiquidity of the markets in which the Fund invests. Because an open-end fund must redeem shares upon demand, the Fund might be forced to execute sales of its portfolio securities to meet redemptions, even if the relative illiquidity of the markets in which those securities trade rendered such forced sales disadvantageous to the Fund's other stockholders. In order to satisfy redemptions, the Fund would also have to hold a portion of its assets in cash -- a need which would inhibit the Fund from fully investing its assets in accordance with its investment program. Redemptions of shares by stockholders also would impose potentially adverse tax consequences on the non-redeeming stockholders, who would receive a taxable distribution reflecting the sizable gain realized upon the sale of the securities sold to meet redemptions. The Board also considered the fact that it would be difficult to find a distributor that could sell new shares of the Fund in quantities sufficient to offset the redemptions. Therefore, the Board concluded that converting the Fund to an open-end fund would likely result in a small fund that would not have a competitive expense ratio. As a result of these considerations, the Board believed that the closed-end structure remained the most effective vehicle for investing in highly volatile and relatively illiquid emerging markets. In FCEM's view there have been many attractive equity investment opportunities in the Middle East, and many continue to exist.

         Based on a study of share repurchase programs and tender offers conducted by other similar closed-end investment companies, the Board further concluded that these actions were unlikely to have anything other than a short term effect on the Fund's discount. The Board also noted that share repurchase programs and tender offers could also have a potentially negative effect on the Fund's expense ratio. This is because a share repurchase program or tender offer would reduce the asset size of the Fund, while simultaneously increasing each stockholder's proportionate burden of the Fund's fixed expenses, such as legal and accounting costs.

II. REASONS FOR THE LIQUIDATION AND DISSOLUTION

          Despite the Board's action on the issue of the Fund's discount to net asset value -- chiefly its December 1998 resolution -- stockholders of the Fund continued to express their dissatisfaction with the size of the Fund's discount. Stockholders also disagreed with the time-frame established by the Board as the most appropriate for taking action to allow stockholders to realize net asset value. In that regard, a stockholder of the Fund proposed that the Board adopt a resolution to allow stockholders to realize net asset value for their shares of the Fund. This proposal, which was submitted for consideration at the March 6, 2000 Annual

Meeting of Stockholders, passed with more than 91% of the stockholder vote. A chief premise of this proposal, enunciated in the proponents's supporting statement, was disagreement with the Board's determination of when the earliest practicable time would be for allowing stockholders to realize net asset value. The stockholder proposal specified in its supporting statement that stockholders should not be forced to wait until October 2000 for a determination of whether or not the Board should recommend liquidation, as the Board's own resolution provided; instead, the stockholder proposal urged the Board to act "sooner" than October, by redeeming shares at net asset value, liquidating, or open-ending the Fund.

         Following the passage of the stockholder proposal by a vote of a very substantial percentage of the outstanding common stock, and as part of the Board's ongoing analysis of the Fund's discount, the Board undertook a reexamination of the premises on which it based its December 1998 resolution regarding liquidation. As part of this reconsideration, the Board reexamined the effect of the passage of Y2K, the current status of the Middle East peace process, and the current market outlook for the Middle East. The Board also reviewed the feasibility of alternatives for allowing stockholders to realize net asset value. To assist the Directors in making a fully-informed analysis, the Board asked the Fund's counsel, administrator and investment adviser to prepare reports on these issues.

         In its reexamination, the Board reviewed the effect of the passage of Y2K on the Fund. FCEM reported to the Board that although the Middle East survived the passage of the Y2K roll-over without major disruption to its computer infrastructure, the Middle Eastern equities markets did not experience, as some observers had anticipated, an influx of capital after the safe passage of Y2K. FCEM further informed the Board that there no longer existed any basis to delay allowing stockholders to receive their pro rata portion of the net assets of the Fund on the belief that the Fund's discount would be alleviated by a return of capital to the Middle Eastern equities markets as a result of the safe passage of Y2K.

         The Board also reviewed the status of the Middle East peace process. FCEM reported to the Board that despite the election of Ehud Barak as Prime Minister in Israel and the subsequent Israeli withdrawal from southern Lebanon, the prospects for multilateral peace agreements remain, in FCEM's view, uncertain. Given the historic intractability of the Middle East peace process and recent failures to move the process forward (particularly, for example, with regard to attempts to reach accords between Israel and Syria), the Board concluded that there existed no compelling reason to delay allowing stockholders to receive their pro rata portion of the net assets of the Fund on the basis of the status of the Middle East peace process.

         In addition, the Board considered the general market outlook for the Middle East region. Noting that the Fund's recent performance has been positive, FCEM informed the Board that it expected the positive performance of the Middle East equities markets to continue in 2000. However, no assurance can be given in this regard. Finally, FCEM stated that it did not think that the Fund's discount was likely to decrease significantly in the near future.

         In light of these factors and the strong message from stockholders, the Board concluded that it should reconsider its decision regarding the timing of any action to allow stockholders to receive their pro rata portion of the net assets of the Fund. Accordingly, the Board undertook a renewed analysis of the alternatives available to the Fund for allowing stockholders to realize their pro rata portion of the net assets of the Fund. The Board again considered the following alternatives: share repurchases, redemptions, tender offers, converting to an open-end format, or liquidating. The Board discussed each of these alternatives at length and analyzed the relative merits of each. As it had previously concluded, the Board reaffirmed that each of the alternatives other than liquidation was either not feasible or unlikely to substantially close the discount to net asset value for a sustained period of time.

         Based upon the foregoing considerations and other relevant factors, and despite the Fund's long-term performance record and the Board's belief that the Fund has offered stockholders a significant opportunity to participate in the Middle East equity markets, the Board at a meeting held on March 27, 2000 concluded that the liquidation and subsequent dissolution of the Fund was advisable and in the best interests of the Fund's stockholders at the present time.

         The Board, including a majority of the Directors who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940, as amended ("the 1940 Act")), then adopted resolutions approving the Plan, declaring the proposed liquidation and dissolution pursuant to the provisions of the Plan advisable and directing that the Plan be submitted to the stockholders of the Fund for their consideration. In connection with the proposal, the Fund will bear the costs associated with the liquidation of the Fund, which are expected to total approximately $[100,000].

         As of April ___, 2000, the net asset value per share of the Fund's shares was $_____, whereas the price of the last reported trade of the Fund's shares on the same date was $_____. The market price of the Fund's shares and the value of its assets may increase or decrease prior to the distribution of the assets to the Fund's stockholders. Stockholders are urged to obtain current market quotations for the Fund's shares.

III. SUMMARY OF PLAN OF LIQUIDATION AND DISSOLUTION OF THE FUND

         The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan which is attached hereto as Exhibit A. Stockholders are urged to read the Plan in its entirety.

         The Plan will become effective only upon its adoption and approval by the holders of a majority of the outstanding shares of the Fund (the "Effective Date"). The Plan provides for the complete liquidation of the assets of the Fund, distribution of the proceeds to stockholders and dissolution of the Fund. If the Plan is approved, FCEM will undertake to liquidate the Fund's assets on such terms and conditions as FCEM, under the supervision of the Board, shall determine to be reasonable and in the best interests of the Fund and its stockholders. All expenses incurred by the Fund in carrying out the Plan will be borne by the Fund and, indirectly, the stockholders of the Fund.

         The Plan provides that the Board of Directors has the authority to make such non-material variations from or non-material amendments to the provisions of the Plan (other than the terms of the liquidating distributions) at any time without stockholder approval, if the Board of Directors determines that such action would be advisable and in the best interests of stockholders, as may be necessary or appropriate to effect the marshalling of Fund assets and the dissolution, complete liquidation and termination of existence of the Fund, and the distribution of its net assets to stockholders in accordance with the laws of the State of Maryland and the purposes of the Plan. In addition, the Plan authorizes the Board to abandon the Plan without stockholder approval at any time prior to the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland if the Board determines that such abandonment would be advisable and in the best interests of the Fund's stockholders.

IV. CLOSING OF BOOKS AND RESTRICTION ON TRANSFER OF SHARES

         After the Effective Date, the Board will set a distribution record date on which the books of the Fund will be closed and the proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their holdings. Stockholders holding Fund shares as of the close of business on the distribution record date will receive their proportionate share of all liquidation distributions, as defined below, without any further action on their part. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets will not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange.

V. LIQUIDATION VALUE

         If the Plan is adopted by the Fund's stockholders at the Special Meeting, as soon as practicable after the consummation of the sale of the Fund's portfolio securities and the payment of all of the Fund's known expenses, charges, liabilities and other obligations, including those expenses incurred in connection with the liquidation, each Fund stockholder will receive one or more liquidation distributions in an amount equal to the stockholder's proportionate interest in the Fund, as determined in accordance with the Fund's current valuation procedures, together with accrued and unpaid dividends and distributions with respect to each of the stockholder's shares of the Fund (each such distribution, a "Liquidation Distribution"). The amount of each distribution will vary. Due to the relatively illiquid nature of the Fund's investment portfolio and the estimated time it will take to liquidate certain of the relatively more illiquid positions, it is expected that there will be at least two Liquidation Distributions over an extended period of time. FCEM will seek to sell the Fund's portfolio at prevailing market prices, consistent with an orderly liquidation and taking into account the relatively illiquid nature of the Fund's holdings and the best interests of the Fund and its stockholders in light of the circumstances in which the sales occur. No assurances can be given, however, that FCEM will be able to sell the Fund's securities at prevailing market prices. In addition to potentially adverse market conditions, FCEM's ability to sell the Fund's securities at prevailing market prices may also be negatively impacted by the relatively small size of the Fund's positions in its portfolio securities as well as the general awareness in the marketplace of the Fund's need to liquidate the portfolio.

VI. LIQUIDATION DISTRIBUTION

           Due to the inherent relative illiquidity of the securities in the Fund's portfolio and the markets in which Fund invests, the Liquidation Distributions will occur in at least two or more stages on two or more different dates (each such date, a "Liquidation Date"). At present, the dates on which the Fund will be liquidated and on which the Fund will pay Liquidation Distributions to its stockholders are uncertain, but it is anticipated that if the Plan is adopted by the stockholders the first such Liquidation Distribution, which will represent a substantial portion of the Fund's portfolio, would be paid approximately three months after stockholders approve the Plan, that the second such Liquidation Distribution would occur approximately nine months after stockholders approve the Plan, and that the remaining portion of the portfolio will be liquidated and a final Liquidation Distribution paid at such time as the liquidation of the portfolio is completed. There can be no assurance, however, that the Liquidation Distributions will occur within these time-frames.

         A stockholder holding shares of the Fund in certificated form ("Certificate Stockholders") will receive one or more Liquidation Distributions upon receipt by the Fund of the stockholder's certificates.

Certificate Stockholders will receive appropriate instructions for submission of their certificates prior to each Liquidation Date.

VII. FEDERAL INCOME TAX CONSEQUENCES

         The following summary provides general information with regard to the federal income tax consequences to stockholders on receipt of a Liquidation Distribution from the Fund pursuant to the provisions of the Plan. This summary also discusses the effect of federal income tax provisions on the Fund resulting from its liquidation and dissolution; however, the Fund has not sought a ruling from the Internal Revenue Service (the "Service") with respect to the liquidation and dissolution of the Fund. The statements below are, therefore, not binding upon the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any stockholder upon receipt of a Liquidation Distribution will be as set forth below.

         This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect.

         The information below is only a summary of some of the federal tax consequences generally affecting the Fund and its individual U.S. stockholders resulting from the liquidation of the Fund. This summary does not address the particular federal income tax consequences applicable to stockholders other than U.S. individuals nor does it address state or local tax consequences. The tax consequences discussed herein may affect stockholders differently depending on their particular tax situations unrelated to a Liquidation Distribution, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. Stockholders are encouraged to consult their personal tax advisers concerning their particular tax situations and the impact thereon on receiving a Liquidation Distribution. The receipt of a Liquidation Distribution may result in tax consequences that are unanticipated by stockholders.

         As discussed above, pursuant to the Plan, the Fund will sell its assets, pay or make provisions for the payment of all liabilities, distribute the remaining proceeds to its stockholders and dissolve. The Fund anticipates that the Fund will retain its qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), during the liquidation period and, therefore, will not be taxed on any of its net capital gains realized from the sale of its assets.

         For federal income tax purposes, a stockholder's receipt of a Liquidation Distribution will be a taxable event and will be treated as a sale of the stockholder's shares of the Fund in exchange for a Liquidation Distribution. Each stockholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis in his or her shares and a Liquidation Distribution he or she receives from the Fund. If the shares are held as a capital asset, the gain or loss will generally be characterized as a capital gain or loss. If the shares have been held for more than one year, any gain will constitute a long-term capital gain taxable to individual stockholders at a maximum rate of 20%, and any loss will constitute a long-term capital loss. If at the time of receiving a Liquidation Distribution, the stockholder has held the shares for not more than one year, any gain or loss will generally be a short-term capital gain or loss. If, however, the stockholder has held the shares for six months or less and has received capital gains dividends with respect to the shares, any loss realized will be a long-term capital loss to the extent of such capital gains dividend.

         If a stockholder has failed to furnish a correct taxpayer identification number or has failed to certify that he or she has provided a correct taxpayer identification number and that he or she is not subject to "backup withholding," the stockholder may be subject to a 31% backup withholding tax with respect to any ordinary or capital gains dividends. Moreover, a failure to furnish a correct taxpayer identification number may result in a 31% backup withholding tax with respect to the Liquidation Distribution. An individual's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against a taxpayer's federal income tax liability.

     Stockholders will be notified of their respective shares of ordinary and capital gains dividends for the Fund's final fiscal year in normal tax-reporting fashion.

VIII.  IMPACT OF THE PLAN ON THE FUND'S STATUS UNDER THE 1940 ACT

         On the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable thereafter, will apply for de-registration under the 1940 Act. It is expected that the Securities and Exchange Commission will issue an order approving the de-registration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its de-registration under the 1940 Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action.

IX.  PROCEDURE FOR DISSOLUTION UNDER MARYLAND LAW

         After the Effective Date, pursuant to the Maryland General Corporation Law and the Fund's Charter and By-Laws, as amended, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Maryland State Department of Assessments and Taxation, and will become effective in accordance with such law. When the Articles of Dissolution become effective, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized. The Fund's directors will be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund.

X. APPRAISAL RIGHTS

         Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

REQUIRED VOTE

         Approval of Proposal 1 requires the affirmative vote of a majority of the Fund's outstanding shares of common stock as of the record date. The Board recommends that the stockholders vote FOR the proposed liquidation and dissolution of the Fund pursuant to the provisions of the Plan of Liquidation and Dissolution. The effect of abstentions and Broker Non-Votes is the same as a vote against the Proposal.




                                   PROPOSAL 2:
                    OTHER MATTERS TO COME BEFORE THE MEETING

         The Board of Directors of the Fund is not aware of any matters that will be presented for action at the Special Meeting other than the matters set forth herein. Should any other matters requiring a vote of stockholders arise, the proxy in the accompanying form will confer upon the person or persons entitled to vote the shares represented by such proxy the discretionary authority to vote the shares as to any such other matters in accordance with their best judgment in the interests of the Fund.

                                ----------------

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         As of April 10, 2000, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

         The following table sets forth the beneficial ownership of shares of the Fund, at April 10, 2000 by each person known to the Fund to be deemed to be the beneficial owner of more than 5% of the outstanding shares of the Fund.


                   NAME OF BENEFICIAL OWNER                           NUMBER OF SHARES
                   ------------------------                           BENEFICIALLY OWNED    PERCENT OWNERSHIP
                                                                      ------------------    -----------------
International Finance Corporation (1)
 1818 H Street, N.W.
 Washington, D.C.  20433                                                 500,000              17.8 %

Lazard Freres & Co., LLC (2)                                             716,300              25.51 %
 30 Rockefeller Plaza
 New York, New York 10020

The State Teachers Retirement Board of Ohio (3)
 275 East Broad Street
 Columbus, Ohio  43215                                                   533,527              19.01 %


----------------
(1) Based solely upon information presented in Schedule 13D, dated November 14, 1994, filed by International Finance Corporation, which has sole voting and dispositive power as to all such shares.

(2) Based solely upon information presented in Schedule 13G/A, dated April 5, 2000, filed by Lazard Freres & Co. LLC ("Lazard"). Lazard is the beneficial owner of such shares as a result of acting as an investment adviser. Lazard has sole voting and dispositive power as to all such shares.

(3) Based solely upon information presented in Schedule 13G/A, dated January 28, 2000, filed by The State Teachers Retirement Board of Ohio, which has sole voting and dispositive power as to all such shares.

      In addition, at March 31, 2000 Cede & Co., a nominee for participants in the Depository Trust Company, held of record 2,289,975 shares of the Fund, equal to 81.5% of the outstanding shares of the Fund.

                             ADDITIONAL INFORMATION

      The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement and all other costs incurred in connection with the solicitation of proxies, including any additional solicitation made by letter, telephone or telegraph, will be paid by the Fund. In addition to solicitation by mail, certain officers and representatives of the Fund, officers and employees of FCEM and certain financial services firms and their representatives, who will receive no extra compensation for their services, may solicit proxies by telephone, telegram or personally.

      Innisfree M&A Incorporated ("Innisfree") has been engaged to assist in the solicitation of proxies at a fee to be paid by the Fund and estimated at $6,500, plus disbursements. The material features of the contract between the Fund and Innisfree are the following. In return for its fee, Innisfree will 1) assist the Fund in all aspects of contacting stockholders of the Fund; 2) assist in facilitating stockholder voting, and; 3) assist in explaining the position of the Fund's Board with respect to the proposal to stockholders of the Fund. As the Special Meeting date approaches, certain stockholders of the Fund may receive a telephone call from a representative of Innisfree if their votes have not yet been received. Authorization to permit Innisfree to execute proxies may be obtained by telephonic or electronically transmitted instructions from stockholders of the Fund. Proxies that are obtained telephonically will be recorded in accordance with the procedures set forth below. These procedures have been reasonably designed to ensure that the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

      In all cases where a telephonic proxy is solicited, the Innisfree representative is required to ask for each stockholder's full name, address, social security or employer identification number, title (if the stockholder is authorized to act on behalf of an entity, such as a corporation), and the number of shares owned and to confirm that the stockholder has received the proxy statement and card in the mail. If the information solicited agrees with the information provided to Innisfree, then the Innisfree representative has the responsibility to explain the process, read the Proposal listed on the proxy card, and ask for the stockholder's instructions on the Proposal. The Innisfree representative, although he or she is permitted to answer questions about the process, is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in the proxy statement. Innisfree will record the stockholder's instructions on the card. Within 72 hours, the stockholder will be sent a letter or mailgram to confirm his or her vote and asking the stockholder to call Innisfree immediately if his or her instructions are not correctly reflected in the confirmation.

      If the stockholder wishes to participate in the Special Meeting, but does not wish to give his or her proxy by telephone, the stockholder may still submit the proxy card originally sent with the proxy statement or attend in person. Should stockholders require additional information regarding the proxy or replacement proxy cards, they may contact Innisfree toll-free at 1-888-750-5834. Any proxy given by a stockholder, whether in writing or by telephone, is revocable until the Special Meeting.

         PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                       By order of the Board of Directors,


                                                         Karen J. Clarke
                                                         President and Secretary

                                    EXHIBIT A


                   PLAN OF LIQUIDATION AND DISSOLUTION OF THE
               FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.


      The Foreign & Colonial Emerging Middle East Fund, Inc., a Maryland corporation (the "Fund"), shall proceed to a complete liquidation of the Fund according to the procedures set forth in this Plan of Liquidation and Dissolution (the "Plan"). The Board of Directors of the Fund (the "Board") has declared that the Plan is advisable and in the best interests of the Fund's stockholders. The Board has directed that this Plan be submitted to the holders of the outstanding voting shares of the Fund (each a "Stockholder" and, collectively, the "Stockholders") for their adoption at the Special Meeting of Stockholders and has authorized the distribution of a Proxy Statement (the "Proxy Statement") in connection with the solicitation of proxies for such meeting. Upon Stockholder approval of the Plan, the Fund shall completely liquidate and dissolve in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), the Maryland General Corporation Law (the "MGCL") and the Internal Revenue Code of 1986, as amended (the "Code"), as follows:


         1. Adoption of Plan. The effective date of the Plan (the "Effective Date") shall be the date on which the Plan is adopted by the Stockholders.


         2. Cessation of Business. After the Effective Date of the Plan, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs in accordance with the Plan.


         3. Restriction of Transfer and Redemption of Shares. After the Effective Date, the Board will set a distribution record date on which the books of the Fund shall be closed and the proportionate interests of stockholders in the assets of the Fund shall be fixed on the basis of their respective holdings. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange.

         4. Liquidation and Distribution of Assets. As soon as practicable after the Effective Date, the Fund and the Fund's investment adviser, Foreign & Colonial Emerging Markets Limited ("FCEM"), under the supervision of the Board, shall have the authority to engage in such transactions as may be appropriate for the Fund's liquidation and dissolution, including, without limitation, the consummation of the transactions described in the Proxy Statement. FCEM will seek to sell the Fund's portfolio at prevailing market prices, consistent with an orderly liquidation and taking into account the relatively illiquid nature of the Fund's holdings. No assurances can be given, however, that FCEM will be able to sell the Fund's securities at prevailing market prices. At present, the dates on which the Fund will be liquidated and on which the Fund will pay liquidation distributions (each such distribution, a "Liquidation Distribution") to its stockholders are uncertain, but it is anticipated that if the Plan is adopted by the stockholders at the Special Meeting on June 12, 2000 the first such Liquidation Distribution would be paid approximately three months after stockholders approve the Plan, that the second such Liquidation Distribution would occur approximately nine months after stockholders approve the Plan, and that the remaining portion of the portfolio will be liquidated and a final Liquidation Distribution paid at such time as the liquidation of the portfolio is completed.


         5. Provisions for Liabilities. The Fund shall pay or discharge or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any liabilities and obligations, including, without limitation, contingent liabilities.


         6. Distribution to Stockholders. As discussed above, distribution will occur in at least two or more stages on two or more different dates (each such date a "Liquidation Date"). As soon as practicable after the Effective Date and in accordance with section 331 of the Code of 1986 and the MGCL the Fund shall begin to liquidate and distribute pro rata on each Liquidation Date to its stockholders of record as of the close of business on the date immediately preceding each Liquidation Date all of the remaining assets of the Fund in complete cancellation and redemption of all the outstanding shares of the Fund, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities and obligations of the Fund on the Fund's books on each Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through each Liquidation Date, and (ii) pay or provide for the payment of such contingent liabilities as the Board shall reasonably deem to exist against the assets of the Fund on the Fund's books. The final liquidation distribution shall be deemed to include an uncertificated right to the holder's pro rata portion of any remaining reserves for contingencies; payment shall be made, upon the advice of counsel and with the approval of the board of directors acting in their capacity as liquidating trustees, upon the satisfaction of all known liabilities.


         7. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to the appropriate parties that this Plan has been approved by the Board and the Stockholders and that the Fund will be liquidating its assets, to the extent such notice is required under the MGCL.

         8. Filings. Following the Effective Date, the Fund shall prepare and file Articles of Dissolution, Form N-8F under the 1940 Act and any other documents as are necessary to effect the dissolution and/or de-registration of the Fund and its shares in accordance with the requirements of the Charter of the Fund, the MGCL, the Code, the 1940 Act and any other applicable securities laws, and any rules and regulations of the Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, and the filing of materials with the New York Stock Exchange in order to withdraw the listing of the Fund.


         9. Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without stockholder approval if it determines that such action would be advisable and in the best interests of the Fund and its Stockholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Stockholders, such an amendment or modification will be submitted to the Stockholders for approval. In addition, the Board may abandon this Plan without Stockholder approval at any time prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Stockholders.


         10. Powers of Board and Officers. The Board and the officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Fund deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Fund in accordance with the Code and the MGCL, including, without limitation, filing of a Form N-8F with the Securities and Exchange Commission, withdrawing any state registrations of the Fund and/or its shares, withdrawing any qualification to conduct business in any state in which the Fund is so qualified and the preparation and filing of any tax returns, and the filing of materials with the New York Stock Exchange. The Fund's directors shall be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund. The death, resignation or other disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the power provided for in the Plan.


         11. Termination of Business Operations. As soon as practicable upon adoption of this Plan, the Fund shall cease to conduct business except as shall be necessary in connection with the effectuation of its liquidation and dissolution.


         12. Expenses. The expenses of carrying out the terms of this Plan shall be borne by the Fund, whether or not the liquidation contemplated by this Plan is effected.

         IN WITNESS WHEREOF, the Board of Directors of the Fund has caused this Plan to be executed by the Fund as of this 27th day of March, 2000.



         THE FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.



                                                         By:


                                                         ----------------------
                                                         Karen J. Clarke
                                                         President and Secretary

                    PROXY                               PROXY


         UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE UNDERSIGNED'S VOTE WILL BE CAST FOR PROPOSAL 1 LISTED BELOW.


         Your Board of Directors recommends that you vote FOR Proposal 1.



         1. To approve the liquidation and dissolution of the Fund pursuant to the provisions of the Plan of Liquidation and Dissolution of the Fund;



         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN


         2.  Any other business that may properly come before the meeting.



         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

             THE FOREIGN & COLONIAL EMERGING MIDDLE EAST FUND, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                SPECIAL MEETING OF STOCKHOLDERS -- JUNE 12, 2000




         The undersigned hereby appoints Fred Arthur Rank Packard, Karen J. Clarke and Jeffrey Chowdhry, and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation, to present the undersigned at the Special Meeting of Stockholders of The Foreign & Colonial Emerging Middle East Fund, Inc. to be held at 425 Lexington Avenue, New York, New York on Monday, June 12, 2000 at ______ a.m., and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting and Proxy Statement dated April _____, 2000 and upon all other matters properly coming before said meeting.

         The proxies are authorized to vote in their discretion on any other business which may properly come before the meeting and any adjournments thereof.

         Please sign exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.



                                            -----------------------------------
                                            (Signature of Stockholder)


                                            -----------------------------------
                                            (Signature of joint owner, if any)


                                            Dated  _______ , 2000






                   PLEASE SIGN AND RETURN PROMPTLY IN ENCLOSED
                        ENVELOPE. NO POSTAGE IS REQUIRED.



                                      A-6